Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-128086, 333-64664, and 333-174369) of our reports dated March 1, 2018 included in this Annual Report on Form 10-K of Ebix, Inc. and subsidiaries (the Company) relating to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows and the related consolidated financial statement schedule for each of the three years in the period ended December 31, 2017, and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of two material weaknesses) for the Company as of December 31, 2017.

Cherry Bekaert LLP
Atlanta, Georgia
February 28, 2019